Exhibit 99

PRIMEDIA INC. TO SELL ITS BUSINESS INFORMATION SEGMENT TO
WASSERSTEIN & CO., LP INVESTMENT FUNDS

New York, August 8, 2005 - PRIMEDIA Inc. (NYSE: PRM), announced today that it has agreed to sell its Business Information segment to PBI Media Holdings, Inc., an entity controlled by Wasserstein & Co., LP through its U.S. Equity Partners II, LP investment partnership for $385 million in cash.  The closing will take place following standard U.S. regulatory approval and satisfaction of other normal conditions.  The transaction is expected to close in the fourth quarter.

“The turnaround of the Business Information segment, delivering five quarters of revenue growth after twelve quarters of decline, is a tribute to the dedicated employees of this business and also to PRIMEDIA’s ability to deliver on its operating strategies,” said Kelly P. Conlin, President and CEO of PRIMEDIA. “This transaction not only allows us to realize the value of this turnaround, but also to increase our focus on the segments of our business, particularly Enthusiast Media and Consumer Guides, that can be superior sources of long-term value creation.”

The Business Information segment consists of business-to-business targeted publications, Web sites, and special events with a focus on bringing sellers together with qualified buyers in numerous industries. The Business Information segment consists of 70 publications, more than 100 Web sites, 25 events and 50 directories and data products, serving professionals in diverse market sectors. In 2004, Business Information generated $224.8 million in revenue.  The Ward’s business will not be sold as part of this transaction.

“We are delighted with our agreement to purchase PRIMEDIA’s Business Information segment,” said Anup Bagaria, Vice Chairman of Wasserstein & Co.  “The Company’s publications, events, Web sites and data products have long been leaders in their respective markets.  We look forward to working with the Company’s talented management team and personnel to build on the Company’s strong growth momentum.”

Credit Suisse First Boston acted as advisor to PRIMEDIA in this transaction and Jones Day provided legal representation to Wasserstein & Co.

About PRIMEDIA

PRIMEDIA is the leading targeted media company in the United States.  With 2004 revenue of $1.1 billion, its properties comprise over 135 brands that connect buyers and sellers through print publications, websites, events, newsletters and video programs in three market segments:

•                  Enthusiast Media is the #1 special interest magazine publisher in the U.S. with more than 120 consumer magazines, 115 websites, 100 events, 10 TV programs, 340 branded products, and has such well-known brands as Motor Trend,

Automobile, Creating Keepsakes, In-Fisherman, Power & Motoryacht, Hot Rod, Snowboarder, Stereophile and Surfer.

•                  Consumer Guides is the #1 publisher and distributor of free consumer guides in the U.S. with Apartment Guide, Auto Guide and New Home Guide, distributing free consumer publications through its proprietary distribution network, DistribuTech, in more than 49,000 locations.

•                  Education includes Channel One, a proprietary network to secondary schools; Films Media Group, a leading source of educational videos; and Interactive Medical Network, a continuing medical education business.

About Wasserstein & Co., LP

Wasserstein & Co., LP is a leading independent private equity and investment firm, focused primarily on leveraged buyout investments, venture capital investments, and related investment activities. The Firm manages capital on behalf of its institutional and individual investors, including public and corporate pension funds, foreign governmental entities, endowments and foundations, and high net worth individuals. The Firm historically has made investments in media, consumer products and other industry sectors.  Representative historical media investments have included American Lawyer Media, Hanley Wood, Real Estate Media, The Deal, New York Magazine and IMAX.  Wasserstein & Co. conducts its activities through offices in New York and Los Angeles.

This release contains forward-looking statements as that term is used under the Private Securities Litigation Act of 1995.  These forward-looking statements are based on the current assumptions, expectations and projections of the Company’s management about future events. Although the assumptions, expectations and projections reflected in these forward-looking statements represent management’s best judgment at the time of this release, the Company can give no assurance that they will prove to be correct. Numerous factors, including those related to market conditions and those detailed from time-to-time in the Company’s filings with the Securities and Exchange Commission, may cause results of the Company to differ materially from those anticipated in these forward-looking statements.  Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These forward-looking statements are subject to risks and uncertainties and, therefore, actual results may differ materially. The Company cautions you not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.  All references to “Company” and “PRIMEDIA” as used throughout this release refer to PRIMEDIA Inc. and its subsidiaries.

Contacts:	PRIMEDIA
Eric Leeds (Investors): 212-745-1885
Elliot Sloane (Media): 212-446-1860

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